Exhibit 5.1

525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax www.kattenlaw.com..

October 12, 2022

Capstone Green Energy Corporation 16640 Stagg Street Van Nuys, California 91406

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Capstone Green Energy Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering, issuance and sale by the Company of up to an additional 600,000 shares (collectively, the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and associated Series B Junior Participating Preferred Stock Purchase Rights (the “Rights”) attached to the Common Stock, pursuant to the Capstone Green Energy Corporation 2017 Equity Incentive Plan, as amended through November 8, 2021, and as further amended by Amendment No. 6 (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company.  We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.The Registration Statement;
2.The Plan and forms of award agreements under the Plan;
3.The Company’s certificate of incorporation and bylaws (in each case, including all amendments thereto), as in effect at any time from (and including) the date of the adoption of the Plan until (and including) the date of this opinion;
4.The Rights Agreement between the Company and Broadridge Financial Solutions, Inc., as rights agent, dated as of May 6, 2019, as amended (the “Rights Agreement”);

AUSTIN CENTURY CITY CHARLOTTE CHICAGO HOUSTON IRVING LOS ANGELES
NEW YORK ORANGE COUNTY SAN FRANCISCO BAY AREA SHANGHAI WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

October 12, 2022

5.	Records of proceedings and actions of the Board of Directors of the Company and the stockholders of the Company relating to (i) the Plan, which reflects an increase in the number of shares of Common Stock available for awards under the Plan from 1,900,000 shares of Common Stock to 2,500,000 shares of Common Stock and (ii) the Rights Agreement;
6.	A form of specimen certificate representing the Common Stock;
7.	A form of Rights Certificate (as defined in the Rights Agreement); and
8.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.  We have also assumed that, at the time of issuance of the Shares and the associated Rights, (i) any and all agreements related to the issuance of the Shares and the associated Rights under the Plan will conform to the forms of award agreements, as applicable, reviewed by us, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares and the associated Rights, (ii) the Administrator (as defined in the Plan) will have approved the issuance of any awards under the Plan with respect to the Shares and the associated Rights, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares and the associated Rights will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Shares and the associated Rights have been duly authorized for issuance, and (ii) when (a) the Shares and associated Rights are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, and (b) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Shares have been registered and issued electronically by such transfer agent and registrar for the Common Stock,  (1) the Shares and the associated Rights (so long as they have not expired or been redeemed or terminated prior thereto) will be validly issued and (2) the Shares will be fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law.  We do not express any opinion concerning any other laws.  This opinion is given as of the date hereof,

October 12, 2022

and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP